[Conyers, Dill & Pearman Letterhead]



                                  May 22, 1998

First South Africa Corp., Ltd.
Clarendon House
Church Street
Hamilton HM CX
Bermuda

            Re:         First South Africa Corp. Ltd.

Gentlemen:

            We have acted as counsel to First South Africa Corp., Ltd. (the "Company") in connection with its filing of a Registration Statement on Form S-3 (the "Registration Statement") covering 2,074,873 shares of Common Stock (the "Shares") as more particularly described in the Registration Statement.

            In our capacity as counsel to the Company we have examined the Registration Statement, the Company's Certificate of Incorporation and By-Laws as amended to date, and the minutes and other Corporate proceedings of the Company.

            With respect to factual matters, we have relied upon statements and certificates of officers of the Company. We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In all such examinations we have assumed conformity with the original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of all documents as originals and the genuineness of all signatures on all documents submitted to us.

            On the basis of the foregoing, we are of the opinion that the Shares have been validly authorized and legally issued and are fully paid and non-assessable.

            We hereby consent to the use of our name under the caption "Legal Opinions" in the prospectus constituting a part of the Registration Statement and to the filing of a copy of this opinion as an Exhibit thereto.


                                               Very truly yours,


                                               /s/ Conyers, Dill & Pearman
                                               Conyers, Dill & Pearman